NEWS RELEASE


                                     Contact:
                                     CONMED Corporation
                                     Robert Shallish
                                     Chief Financial Officer
                                     315-624-3206

                                     Financial Dynamics
                                     Investors:  Lanie Fladell / Tiernan Cavanna
                                     Media:  Sean Leous
                                     212-850-5600

FOR RELEASE:  7:00 AM (Eastern) October 24, 2003

                      CONMED Reports Third Quarter Earnings
     -- Sales Increase 6.5% (4.7% at Constant Currency) to $120.7 Million --
        -- Excluding Charges, Net Income Increases 13% to $10.4 Million,
                          or $0.36 per Diluted Share --


Utica, New York, October 24, 2003 ----- CONMED Corporation (Nasdaq: CNMD) today announced financial results for the third quarter and nine months ended September 30, 2003.

Total sales for the quarter increased 6.5% (4.7% at constant currency) to $120.7 million compared to $113.3 million in last year's third quarter. Excluding a one-time $3.0 million sale of powered surgical instruments to a distributor in the third quarter of last year, 2003 third quarter sales grew 9.4% year over year.

Non-GAAP net income (excluding acquisition and other charges explained below) grew 13% to $10.4 million, or $0.36 per diluted share, from non-GAAP net income (excluding financing charge) of $9.2 million, or $0.32 per diluted share, in the third quarter of last year. Non-GAAP net income and diluted earnings per share for the 2003 third quarter excludes after-tax charges of $738,000, or $0.03 per diluted share related to acquisitions and the settlement of certain pension obligations. Non-GAAP net income and diluted earnings per share for the 2002 third quarter excludes an after tax charge of $944,000 related to debt refinancing (please see below for full explanation). On a generally accepted accounting principles (GAAP) basis, including these charges, CONMED reported net income of $9.7 million and $8.2 million, or $0.33 and $.28 per diluted share in the third quarters of 2003 and 2002, respectively.

The Company's Arthroscopy sales were $42.2 million, of which $4.0 million came from Bionx Implants, Inc., which was acquired by CONMED on March 10, 2003, compared to $38.6 million in the third quarter of last year. Organic sales for arthroscopy were slightly softer than the prior year's third quarter, due to modest declines in sales of video systems and fluid management products.




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CONMED NEWS RELEASE CONTINUED:    Page 2 of 9       October 24, 2003

Excluding the non-recurring $3.0 million powered surgical instrument sale to DePuy (in conjunction with the Company's co-marketing agreement for the PowerPro(R) line of products) in last year's third quarter, powered surgical instruments sales grew 7% to $29.3 million from $27.5 million in the third quarter of 2002. The PowerPro(R) large bone segment drove the growth with a 20% improvement, while small bone and specialty products experienced a small decline.

Electrosurgery reported strong sales growth of 21% to $20.6 million compared to $17.0 million in the prior year's third quarter, due to increased demand for the Company's new electrosurgical power generator. Patient Care sales were $17.1 million versus $18.1 million in the 2002 third quarter. Last year's third quarter Patient Care sales were higher than average due to distributors' purchases greater than their normalized pattern. For the nine months ended September 2003, Patient Care sales were consistent with the first nine months of 2002.

Endoscopy sales grew 21% to $11.0 million compared to $9.1 million in the same quarter a year ago. This increase is a result of the contributions from the Core Dynamics acquisition, which was completed in the fourth quarter of 2002. The Integrated Systems product line, which CONMED obtained through its acquisitions of ValMed and Nortrex in the fourth quarter of 2002, contributed $0.5 million to total revenue for the 2003 third quarter.

Commenting on the quarter, Mr. Joseph J. Corasanti, President and Chief Operating Officer, said, "Absent the acquisition and pension settlement charges, CONMED had all time record quarterly net income. Our performance this quarter was led by the 21% sales growth of our electrosurgery group and the new System 5000 electrosurgical power generator. We also continued the strong growth of our PowerPro(R) line of Powered Surgical Instruments with better than 20% sales increases to end-user clinicians. While organic Arthroscopy revenues were flat on a quarterly basis, we remain confident that our expanded sales force will fuel a return to growth in Arthroscopy. On this note we are pleased to say that since initiating our salesforce expansion in April 2003, our newer sales representatives have made good progress with forging their physician relationships and our dealer managers have communicated their confidence in the potential of the new infrastructure. Additionally, from an expense standpoint, the refinancing of the 9% senior subordinated bonds last quarter enabled us to substantially reduce interest expense this quarter."

For the nine months ended September 30, 2003, CONMED reported sales of $363.3 million, up 7.5% from $337.8 million in the first nine months of last year. Non-GAAP net income for the first three quarters of this year, excluding special charges and credits, grew to $30.6 million, or $1.05 per diluted share, on a 6.3% increase in diluted shares outstanding, compared to Non-GAAP net income of $27.2 million, or $0.99 per diluted share, for the nine months ended September 30, 2002 (please see below for full explanation of the special charges and credits). On a GAAP basis, including these charges and credits, CONMED reported net income of $19.1 million and $26.2 million, or $0.66 and $0.96 per diluted share for the nine months ended September 30, 2003 and 2002, respectively.

CONMED NEWS RELEASE CONTINUED:    Page 3 of 9       October 24, 2003

Mr. Corasanti concluded, "We are looking forward to the upcoming quarter, as the fourth quarter typically is our strongest of the year. To this end, for the fourth quarter, we expect to generate revenues in the range of $125 million to $129 million, and diluted earnings per share in the range of $0.40 to $0.44, excluding special charges, if any. For 2004, we expect that the top-line growth rate mix of our various product lines will result in organic revenue increases of approximately 6% over 2003 sales levels. At that level of sales growth, we believe we will generate diluted earnings per share growth of approximately 15% over 2003 levels through growth in revenues, expansion of margins and reduced interest costs. (Please see paragraph below on reconciliation of forecasted earnings per share)."

Explanation of Unusual Charges and Credits

During the third quarter of 2003, CONMED recorded pre-tax acquisition related charges associated with the acquisition of Bionx and ValMed amounting to $395,000 for various transitional activities. For the nine months ended September 30, 2003 acquisition related charges for Bionx, Core Dynamics, ValMed and Nortrex acquisitions amounted to $11.6 million, including $7.9 million for the write-off of purchased in-process research and development related to the Bionx acquisition.

In the second and third quarters of 2003, the Company's pension plan settled pension obligations with certain terminated employees, primarily with regard to the sales-force reorganization on April 1, 2003, by lump-sum payment of accrued benefits. Because Department of Labor rules with respect to lump-sum payment calculations are different than the pension plan's assumptions regarding discount rates, a non-cash, pre-tax loss was recorded amounting to $758,000 in the third quarter and $2.8 million for the nine months ended September 30, 2003.

As previously disclosed, on June 30, 2003, the Company refinanced all of its outstanding 9% senior subordinated notes with the proceeds of a $160 million expansion of the term loan component of its senior credit facility. For the nine months ended September 30, 2003, the Company expensed a total of $8.1 million of pre-tax costs associated with the refinancing consisting of the call premium on the notes of $5.9 million and $2.2 million (non-cash) for the unamortized deferred financing fees associated with original issue of the notes. The current interest rate on the term loan expansion is equivalent to LIBOR plus 2.75%, for an approximate total of 4.0%. In the third quarter of 2002, the Company incurred a pre-tax charge of $1.5 million associated with refinancing its senior credit agreement.

In the first quarter of 2003, the Company recorded a special credit to income that affects the Company's results for the nine months ended September 30, 2003. In March 2003, the Company received $9.5 million as a settlement of a dispute related to the 1997 acquisition of its orthopedic subsidiary, Linvatec Corporation. Accordingly, the Company recorded the settlement, less estimated legal expenses of $0.5 million, as a pre-tax gain of $9.0 million in the first quarter of 2003.

Reconciliation  of Forecasted  Earnings Per Share
The diluted earnings per share forecasted range of $0.40 to $0.44 for the fourth quarter 2003 excludes any potential additional pension settlement charges and acquisition related charges for the Bionx acquisition which, if they occur, are not presently quantifiable.

CONMED NEWS RELEASE CONTINUED:    Page 4 of 9       October 24, 2003

CONMED Profile
CONMED is a medical technology company specializing in instruments, implants, and video equipment for arthroscopic sports medicine, and powered surgical instruments, such as drills and saws, for orthopedic, ENT, neuro-surgery, and other surgical specialties. The Company is also a leading developer, manufacturer and supplier of RF electrosurgery systems used routinely to cut and cauterize tissue in nearly all types of surgical procedures worldwide, endoscopy products such as trocars, clip appliers, scissors, and surgical staplers. The Company offers integrated operating room design and intensive care unit service managers. The Company also manufactures and sells a full line of ECG electrodes for heart monitoring and other patient care products. Headquartered in Utica, New York, the Company's 2,600 employees distribute its products worldwide from eleven manufacturing locations.

Forward Looking Information
This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results, performance or trends, including the above mentioned anticipated revenues and earnings, to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above, to prove to be correct; (ii) the risks relating to forward-looking statements discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002; (iii) cyclical purchasing patterns from customers, end-users and dealers;
(iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; (vi) the possibility that any new acquisition or other transaction may require the Company to reconsider its financial assumptions and goals/targets; and/or (vii) the Company's ability to devise and execute strategies to respond to market conditions.





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CONMED NEWS RELEASE CONTINUED:    Page 5 of 9       October 24, 2003


                               CONMED CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     (in thousands except per share amounts)
                                   (unaudited)

                                                       Three months ended    Nine months ended
                                                         September 30,        September 30,
                                                         -------------        -------------
                                                        2002      2003       2002       2003
                                                        ----      ----       ----       ----

Net sales ........................................   $113,332   $120,747   $337,806   $363,321

Cost of sales ....................................     54,429     57,516    160,244    172,564
Cost of sales, nonrecurring - Note A .............       --         --         --          739
                                                     --------   --------   --------   --------

Gross profit .....................................     58,903     63,231    177,562    190,018
                                                     --------   --------   --------   --------

Selling and administrative .......................     34,562     38,596    104,171    115,094
Research and development .........................      4,253      4,487     12,155     12,568
Write-off of purchased in-process
  research and development assets - Note B.......-       --         --        7,900
Other expense - Note C, D ........................      1,475      1,153      1,475      4,883
                                                     --------   --------   --------   --------
                                                       40,290     44,236    117,801    140,445
                                                     --------   --------   --------   --------

Income from operations ...........................     18,613     18,995     59,761     49,573

Interest expense .................................      5,765      3,829     18,748     15,228
                                                     --------   --------   --------   --------

Income before income taxes .......................     12,848     15,166     41,013     34,345

Provision for income taxes .......................      4,625      5,460     14,764     15,208
                                                     --------   --------   --------   --------

Net income .......................................   $  8,223   $  9,706   $ 26,249   $ 19,137
                                                     ========   ========   ========   ========

Per share data:

  Net Income
    Basic ........................................   $    .29   $    .34   $    .98   $    .66
    Diluted ......................................        .28        .33        .96        .66

  Weighted average common shares
    Basic ........................................     28,613     28,941     26,870     28,909
    Diluted ......................................     29,043     29,391     27,470     29,190

Note A - Included in cost of sales in the nine months ended  September  30, 2003
------
are $.7 million in acquisition-related costs.

Note B - During the nine months ended September 30, 2003, the Company recorded a
------
charge of $7.9 million to write-off purchased in-process research and development assets acquired as a result of an acquisition. No benefit for income taxes was recorded on the write-off as these costs are not deductible for income tax purposes.





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CONMED NEWS RELEASE CONTINUED:    Page 6 of 9       October 24, 2003


Note C - Included in other expense in the three months ended  September 30, 2002
------
are $1.5 million in losses on the early extinguishment of debt. These costs were classified as an extraordinary charge in 2002 but have been reclassified to operating income as a result of the adoption of FASB Statement No. 145. Included in other expense in the three months ended September 30, 2003 are $.4 million in acquisition-related costs and $.8 million in pension settlement costs.


Note D - Included in other  expense in the nine months ended  September 30, 2002
------
are $1.5 million in losses on the early extinguishment of debt. These costs were classified as an extraordinary charge in 2002 but have been reclassified to operating income as a result of the adoption of FASB Statement No. 145. Included in other expense in the nine months ended September 30, 2003 are a $9.0 million gain on the settlement of a contractual dispute; $8.1 million in losses on the early extinguishment of debt; $2.8 million in pension settlement costs; and $3.0 million in acquisition-related costs.

CONMED NEWS RELEASE CONTINUED:    Page 7 of 9       October 24, 2003


                               CONMED CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                 (in thousands)

                                     ASSETS
                                                                                           (unaudited)
                                                                              December 31,  Sept. 30,
                                                                                 2002         2003
                                                                                 ----         ----
Current assets:
    Cash and cash equivalents .............................................   $   5,626    $  11,122
    Accounts receivable, net ..............................................      58,093       61,206
    Inventories ...........................................................     120,443      127,583
    Other current assets ..................................................       9,504        9,259
                                                                              ---------    ---------
        Total current assets ..............................................     193,666      209,170
Property, plant and equipment, net ........................................      95,608       96,717
Goodwill and other assets, net ............................................     452,866      495,599
                                                                              ---------    ---------
        Total assets ......................................................   $ 742,140    $ 801,486
                                                                              =========    =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
    Current portion of long-term debt .....................................   $   2,631    $   4,067
    Accrued interest ......................................................       3,794        1,604
    Other current liabilities .............................................      51,549       51,443
                                                                              ---------    ---------
        Total current liabilities .........................................      57,974       57,114
Long-term debt ............................................................     254,756      276,883
Other long-term liabilities ...............................................      42,471       54,856
                                                                              ---------    ---------
        Total liabilities .................................................     355,201      388,853
                                                                              ---------    ---------

Shareholders' equity:
    Capital accounts ......................................................     231,701      235,016
    Retained earnings .....................................................     162,391      181,528
    Accumulated other comprehensive loss ..................................      (7,153)      (3,911)
                                                                              ---------    ---------
        Total equity ......................................................     386,939      412,633
                                                                              ---------    ---------
         Total liabilities and shareholders' equity .......................   $ 742,140    $ 801,486
                                                                              =========    =========


                           OTHER FINANCIAL INFORMATION
                            (unaudited, in thousands)

                                                         Three months ended      Nine months ended
                                                         ------------------      -----------------
                                                               Sept. 30,              Sept. 30,
                                                               ---------              ---------
                                                           2002       2003        2002         2003
                                                           ----       ----        ----         ----

Depreciation.........................................   $  2,327   $  2,809    $  6,731      $ 7,717
Amortization.........................................      3,033      3,655       8,842       10,166
Capital expenditures.................................      2,133      2,340      10,561        6,291

CONMED NEWS RELEASE CONTINUED:    Page 8 of 9       October 24, 2003



                               CONMED CORPORATION
               RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
                            BEFORE NONRECURRING ITEMS
                     (In thousands except per share amounts)
                                   (unaudited)

                                                                Three months ended

                                                                     Sept. 30,
                                                                     ---------
                                                                 2002         2003
                                                                 ----         ----

Reported net income ........................................   $  8,223    $  9,706
                                                               --------    --------

Pension settlement costs ...................................       --           758

Other acquisition-related costs ............................       --           395

Loss on early extinguishment of debt .......................      1,475        --
                                                               --------    --------

        Total other expense ................................      1,475       1,153

Provision (benefit) for income taxes on nonrecurring expense       (531)       (415)
                                                               --------    --------

Net income before nonrecurring items .......................   $  9,167    $ 10,444
                                                               ========    ========


Per share data:

Reported net income
      Basic ................................................   $   0.29    $   0.34
      Diluted...............................................       0.28        0.33


Net income before nonrecurring items
      Basic ................................................   $   0.32    $   0.36
      Diluted...............................................       0.32        0.36


Management has provided the above reconciliation of net income before nonrecurring items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.





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CONMED NEWS RELEASE CONTINUED:    Page 9 of 9       October 24, 2003



                               CONMED CORPORATION
               RECONCILIATION OF REPORTED NET INCOME TO NET INCOME
                            BEFORE NONRECURRING ITEMS
                     (In thousands except per share amounts)
                                   (unaudited)


                                                                 Nine months ended
                                                                      Sept. 30,
                                                                      ---------
                                                                  2002        2003
                                                                  ----        ----

Reported net income ........................................   $ 26,249    $ 19,137
                                                               --------    --------

Acquisition-related costs included
        in cost of sales ...................................       --           739
                                                               --------    --------

Write-off of purchased in-process research and
        development assets .................................       --         7,900
                                                               --------    --------

Gain on settlement of a contractual dispute,
        net of legal costs .................................       --        (9,000)

Pension settlement costs ...................................       --         2,839

Other acquisition-related costs ............................       --         2,966

Loss on early extinguishment of debt .......................      1,475       8,078
                                                               --------    --------

        Total other expense ................................      1,475       4,883
                                                               --------    --------

Provision (benefit) for income taxes on nonrecurring expense       (531)     (2,024)
                                                               --------    --------

Net income before nonrecurring items .......................   $ 27,193    $ 30,635
                                                               ========    ========


Per share data:

Reported net income
      Basic ................................................   $   0.98    $   0.66
      Diluted...............................................       0.96        0.66


Net income before nonrecurring items
      Basic ................................................   $   1.01    $   1.06
      Diluted...............................................       0.99        1.05


Management has provided the above reconciliation of net income before nonrecurring items as an additional measure that investors can use to compare operating performance between reporting periods. Management believes this reconciliation provides a useful presentation of operating performance.